Exhibit 10.2

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) dated as of May 27, 2010 is to that certain Amended and Restated Employment Agreement (“Agreement”) dated as of July 20, 2009 between Novavax, Inc. (“Company”) and Rahul Singhvi (“Executive”).

The Company and Executive hereby agree as follows:

Section 4(b) of the Agreement is deleted in its entirety and replaced with the following new Section 4(b):

Bonus Program.  The Company agrees to pay the Executive a performance and incentive bonus in respect of Executive’s employment with the Company each year, in an amount determined by the Board of Directors (or any committee of the Board of Directors authorized to make that determination) to be appropriate based upon Executive’s and the Company’s achievement of certain specified goals (to be established within thirty (30) days of the finalization of the Company’s corporate goals) (“Executive Goals”).  Executive’s target for such bonus shall be up to 100% of Executive’s base salary during the year to which the bonus relates based on performance (where 60% of such target shall be directly tied to the achievement of such Executive Goals and 40% of which shall be entirely at the discretion of the Board of Directors), or any other percentage determined by the Board of Directors. Such bonus shall be payable no later than 45 days after the filing of the Company’s Annual Statement on Form 10-K for the year for which the bonus applies.  The bonus shall be paid out partly in cash and partly in shares of restricted stock, in the discretion of the Board of Directors.

In all other respects the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused to be executed under seal this Agreement as of the date first above written.

NOVAVAX, INC. [SEAL]

By:	/s/ Stanley C. Erck
Stanley C. Erck
Executive Chairman, Board of Directors

/s/ Rahul Singhvi
Rahul Singhvi

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